ITEM 77C

Shareholder Voting Results

July 29, 2008 Special Meeting of Shareholders

A Special Meeting of Shareholders (the "Meeting") of AFBA
5Star Large Cap Fund (the "Large Cap Fund"), a series of
AFBA 5Star Funds (the "Trust"), formerly AFBA 5Star Fund,
Inc., was held on July 29, 2008. The following proposal was submitted for a vote of the shareholders of the Large
Cap Fund:

The approval of a Plan of Reorganization between the Large
Cap Fund and AFBA 5Star Large Cap Growth Fund (formerly, the AFBA 5Star USA Global Fund) (the "Acquiring Fund"), which provides for: (i) the acquisition by the Acquiring
Fund of substantially all of the assets of the Large Cap
Fund, in exchange for shares of the Acquiring Fund; (ii) the pro rata distribution of shares of the Acquiring Fund to the shareholders of the Large Cap Fund; and (iii) the liquidation and dissolution of the Large Cap Fund.

A quorum of shares of the Large Cap Fund issued and outstanding was present at the Meeting and the proposal was approved by shareholders of the Large Cap Fund. The results were as follows:

Fund:     Large Cap Fund
For:      1,300,368.17
Against:  2,781.28
Abstain:  0